Exhibit 99.1

Palatin Reports Fourth Quarter and Full Year
Fiscal Year 2021 Financial Results and Provides Corporate Update

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Phase 3 Pivotal Study of PL9643 in Patients with Dry Eye Disease Currently Expected to Start Next Quarter with Top-Line Results Expected in the Second Half Calendar 2022
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Phase 2 Clinical Study of PL8177 in Patients with Ulcerative Colitis Currently Expected to Start Next Quarter with Top-Line Results Expected in the Second Half Calendar 2022
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$60.1 Million in Cash and Cash Equivalents at June 30, 2021 – Projected Cash Runway Through Calendar 2022
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Teleconference and Webcast today at 11:00 a.m. Eastern Time

CRANBURY, NJ, September 29, 2021/PRNewswire/ -- Palatin Technologies, Inc., (NYSE American: PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin peptide receptor systems, today announced results for its fourth quarter and fiscal year ended June 30, 2021.

“During the past year, we worked diligently advancing our lead investigational compound PL9643 through a successful Phase 2 clinical trial, towards a pivotal Phase 3 clinical trial for the treatment of dry eye disease, currently one of the largest markets in ophthalmology,” stated Carl Spana, Ph.D., President and CEO of Palatin. “We believe that, if approved, PL9643’s quick onset of efficacy, favorable tolerability, and safety profile has the potential to be a first-line therapy for the millions of individuals suffering from DED.”

Dr. Spana further commented, “Our strong cash position of $60.1 million at June 30, 2021, provides us with a sufficient operating cash runway through calendar year 2022, allowing us to advance our novel melanocortin-based programs, including top-line data readouts for our Phase 3 DED clinical trial and our PL8177 Phase 2 clinical trial for ulcerative colitis in the second half of calendar year 2022.”

Recent Highlights and Upcoming Events

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Anti-Inflammatory / Autoimmune Programs

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PL9643 melanocortin agonist for the treatment of dry eye disease (DED):

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Announced the completion of its End-of-Phase 2 (EOP2) meeting with the Food and Drug Administration (FDA). The EOP2 meeting included all aspects of PL9643's development plan, with the FDA and Palatin reaching agreement on all key elements of a pivotal Phase 3 clinical program, including study design, endpoints, interim assessment, and patient population. In addition, a potential second Phase 3 study and long-term safety study were discussed to support a New Drug Application (NDA).

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Palatin remains on track to initiate the Phase 3 program in DED patients during the fourth quarter of calendar year 2021, with data readout expected in the second half of calendar year 2022.

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Presented Phase 2 clinical trial results for PL9643 in DED at the American Society of Cataract and Refractive Surgery Annual Meeting.

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Presented Phase 2 clinical trial results for PL9643 in DED and preclinical data in retinal disease, at the Association for Research in Vision and Ophthalmology (ARVO) 2021 Annual Meeting.

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PL8177 melanocortin agonist for the treatment of ulcerative colitis:

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A Phase 2 oral formulation study of PL8177 in ulcerative colitis is currently scheduled to start the fourth quarter of calendar year 2021, with data readout expected in the second half of calendar year 2022.

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Two featured speaker presentations on Vyleesi and two poster presentations of PL9643 and PL8177 at the TIDES USA hybrid conference.

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Hosted a Key Opinion Leader webinar on melanocortin agonists for treating ocular indications, with a primary focus on PL9643 and data from the Company’s recently completed Phase 2 clinical trial for dry eye disease. Introduced the Company’s growing portfolio of melanocortin agonists to treat the harmful effects of inflammation in the eye.

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Presenting the protective effects of PL8331 and PL9654 in mouse models of retinopathy, scheduled at the 2021 Annual Meeting of the American Society of Retina Specialists (ASRS), being held October 8-12, 2021.

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Senior Leadership Additions – Appointed Michael B. Raizman, M.D. as Chief Medical Officer; James E. Hattersley as Senior Vice President of Business Development; and, J. Don Wang, Ph.D. as Vice President of Product Development.

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Vyleesi® (bremelanotide injection) / Hypoactive Sexual Desire Disorder (HSDD). Palatin’s goal with the Vyleesi program is to demonstrate value in the marketplace by increasing HCP awareness, patient engagement, and market access, with an objective of re-licensing the U.S. rights to a committed women’s healthcare company.

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For the quarter ended June 30, 2021:

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Gross product sales increased 28%, net revenue increased 149%, and total prescriptions increased 17%, over the quarter ended December 31, 2020 (Palatin’s first full quarter of Vyleesi operations).

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Gross product sales decreased 32%, net revenue decreased 9%, and total prescriptions decreased 5%, over the prior quarter ended March 31, 2021.

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Refill rates increased over the quarters ended December 31, 2020, and March 31, 2021.

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Market access and reimbursement coverage increased over the quarters ended December 31, 2020, and March 31, 2021.

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Patients and healthcare providers can learn more about HSDD and Vyleesi at www.vyleesi.com.

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Fourth Quarter and Fiscal Year Ended 2021 Financial Results

Revenue

Total net revenues consist of net product revenues of Vyleesi and license and contract revenue.

Vyleesi gross sales for the quarter and year ended June 30, 2021, amounted to $1.2 million and $4.7 million, respectively, with net product revenue, net of allowances and accruals, of $80,504 and ($283,286), respectively. Palatin recognized no product revenues for the quarter and year ended June 30, 2020.

Palatin recognized $94,689 in the license and contract revenue for the quarter and year ended June 30, 2021, related to our license agreement with Kwangdong, compared to $117,989 for the year ended June 30, 2020, related to our license agreement with AMAG Pharmaceuticals.

Operating Expenses

Total operating expenses for the quarter and year ended June 30, 2021, were $13.9 million and $33.2 million, respectively, compared to $7.4 million and $23.7 million, respectively, for the same periods of 2020.

The increase in operating expenses for 2021 was primarily due to the recognition of non-cash expenses on the Vyleesi license termination agreement and the increase in selling, general and administrative expenses, offset by a decrease in research and development expenses.

Other Income/Expense, net

Total other expense, net, for the quarter and year ended June 30, 2021, was $231,551 and $212,394, respectively, compared to total other income, net of $90,667 and $1.2 million, respectively, for the same periods in 2020.

The differences are related primarily to the decrease in investment income and secondarily to the recognition of foreign currency losses.

Cash Flows

Palatin’s net cash used in operations for the quarter and year ended June 30, 2021, was $8.5 million and $22.6 million, respectively, compared to net cash used in operations of $6.1 million and net cash provided by operations of $41.3 million, respectively, for the same periods in 2020.

Net Loss

Palatin’s net loss for the quarter and year ended June 30, 2021, was $13.9 million and $33.6 million, or $0.06 and $0.14 per basic and diluted common share, respectively, compared to a net loss of $7.3 million and $22.4 million, or $0.03 and $0.10 per basic and diluted common share, respectively, for the same periods in 2020.

The difference between the quarter and year ended June 30, 2021, and 2020, was primarily due to an increase in selling, general and administrative expenses pursuant to Palatin’s reacquisition of all development and commercialization rights to Vyleesi in North America in July 2020, and secondarily, related to the recognition of a non-cash loss on the Vyleesi license termination agreement.

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Cash Position

As of June 30, 2021, Palatin’s cash and cash equivalents were $60.1 million with $1.6 million of accounts receivable, compared to cash and cash equivalents of $82.9 million with no accounts receivable, as of June 30, 2020. Based on its current operating plan, Palatin believes that existing cash and cash equivalents will be sufficient to fund currently anticipated operating expenses through the end of calendar year 2022.

Conference Call / Webcast

Palatin will host a conference call and audio webcast on September 29, 2021, at 11:00 a.m. Eastern Time to discuss the results of operations in greater detail and provide an update on corporate developments. Individuals interested in listening to the conference call live can dial 1-800-437-2398 (US/Canada) or 1-856-344-9206 (international), conference ID 3395813. The audio webcast and replay can be accessed by logging on to the “Investor/Webcasts” section of Palatin’s website at http://www.palatin.com. A telephone and audio webcast replay will be available approximately one hour after the completion of the call. To access the telephone replay, dial 1-888-203-1112 (US/Canada) or 1-719-457-0820 (international), passcode 3395813. The webcast and telephone replay will be available through October 6, 2021.

About Melanocortin Receptor Agonists and Inflammation

The melanocortin receptor ("MCr") system has effects on inflammation, immune system responses, metabolism, food intake, and sexual function. There are five melanocortin receptors, MC1r through MC5r. Modulation of these receptors, through use of receptor-specific agonists, which activate receptor function, or receptor-specific antagonists, which block receptor function, can have medically significant pharmacological effects.

Many tissues and immune cells located in the eye (and other places, like the gut and kidney) express melanocortin receptors, empowering our opportunity to directly activate natural pathways to resolve disease inflammation.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin and natriuretic peptide receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.palatin.com.

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Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc., such as statements about market potential of Vyleesi and other Palatin products in development, clinical trial results, potential actions by regulatory agencies including the FDA, regulatory plans, development programs, proposed indications for product candidates, market potential for product candidates, and potential adverse impacts due to the global COVID-19 pandemic such as delays in regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems and disruption of the global economy, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, Palatin's ability to establish and maintain the capability for manufacturing, marketing and distribution of Vyleesi, sales of Vyleesi in the United States and elsewhere in the world, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Palatin Investor Inquiries:	Palatin Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Vyleesi® is a registered trademark of Palatin.

(Financial Statement Data Follows)

PALATIN TECHNOLOGIES, INC.
and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2021	2020	2021	2020

REVENUES
Product revenue, net	$80,504	$-	$(283,286)	$-
License and contract	94,689	-	94,689	117,989
	175,193	-	(188,597)	117,989

OPERATING EXPENSES
Cost of products sold	37,800	-	147,840	-
Research and development	3,481,800	3,933,034	12,926,559	13,959,397
Selling, general and administrative	5,950,339	3,456,805	17,336,913	9,765,372
Loss on license termination agreement	4,407,987	-	2,784,192	-
Total operating expenses	13,877,926	7,389,839	33,195,504	23,724,769

Loss from operations	(13,702,733)	(7,389,839)	(33,384,101)	(23,606,780)

OTHER (EXPENSE) INCOME
Investment income	3,803	98,977	23,572	1,200,898
Foreign currency loss	(221,274)	-	(212,526)	-
Interest expense	(14,080)	(8,310)	(23,440)	(20,141)
Total other (expense) income, net	(231,551)	90,667	(212,394)	1,180,757

NET LOSS	$(13,934,284)	$(7,299,172)	$(33,596,495)	$(22,426,023)

Basic and diluted net loss per common share	$(0.06)	$(0.03)	$(0.14)	$(0.10)

Weighted average number of common shares outstanding used in computing basic and diluted net loss per common share	237,025,231	235,394,831	236,650,101	234,684,776

(Financial Statement Data Follows)

PALATIN TECHNOLOGIES, INC.
and Subsidiary
Consolidated Balance Sheets
(unaudited)

	June 30, 2021	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$60,104,919	$82,852,270
Accounts receivable	1,580,443	-
Inventories	1,162,000	-
Prepaid expenses and other current assets	3,059,679	738,216
Total current assets	65,907,041	83,590,486

Property and equipment, net	94,817	140,216
Right-of-use assets	1,237,813	1,266,132
Other assets	56,916	56,916
Total assets	$67,296,587	$85,053,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$640,650	$715,672
Accrued expenses	5,797,378	2,899,097
Short-term operating lease liabilities	351,853	312,784
Other current liabilities	3,721,907	-
Total current liabilities	10,511,788	3,927,553

Long-term operating lease liabilities	900,520	953,348
Other long-term liabilities	6,232,907	-
Total liabilities	17,645,215	4,880,901

Stockholders’ equity:
Preferred stock of $0.01 par value – authorized 10,000,000 shares; shares issued and outstanding designated as follows:
Series A Convertible: authorized 264,000 shares: issued and outstanding 4,030 shares as of June 30, 2021 and June 30, 2020	40	40
Common stock of $0.01 par value – authorized 300,000,000 shares:
issued and outstanding 230,049,691 shares as of June 30, 2021 and 229,258,400 shares as of June 30, 2020	2,300,497	2,292,584
Additional paid-in capital	399,146,232	396,079,127
Accumulated deficit	(351,795,397)	(318,198,902)
Total stockholders’ equity	49,651,372	80,172,849
Total liabilities and stockholders’ equity	$67,296,587	$85,053,750